Exhibit 23.2

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in this post-effective amendment No. 1 to Registration Statement (No. 333-239264) on Form F-1 of Aeterna Zentaris Inc. of our report dated March 24, 2021 relating to the consolidated financial statements, which is included as an Exhibit to Aeterna Zentaris Inc.’s Annual Report on Form 40-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 24, 2021

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.